SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	X

Check the appropriate box:

Preliminary Proxy Statement
Confidential, For Use of the Commission Only
X	Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-12

CalAmp Corp.
(Exact name of Registrant as specified in its Charter)

CalAmp Corp.
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee:

X	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (1) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held July 24, 2008
____________________

To the Stockholders of CalAmp Corp.:

The Annual Meeting of Stockholders of CalAmp Corp. will be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367, on Thursday, July 24, 2008 at 10:00 a.m. local time, for the purpose of considering and acting upon the following proposals:

(1)	To elect six directors to hold office until the next Annual Meeting of Stockholders;

(2)	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on June 10, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purposes related to the Annual Meeting, during normal business hours, from July 15, 2008 until July 23, 2008 at the Company's executive offices located at 1401 North Rice Avenue, Oxnard, California 93030.

By Order of the Board of Directors,

Richard K. Vitelle
Corporate Secretary

Oxnard, California
June 24, 2008

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS MAY VOTE IN PERSON IF THEY ATTEND THE MEETING EVEN THOUGH THEY HAVE EXECUTED AND RETURNED A PROXY.

Corporate Headquarters:	Place of Meeting:
1401 North Rice Avenue	Warner Center Marriott Hotel
Oxnard, CA 93030	21850 Oxnard Street
Woodland Hills, CA 91367

Telephone: (805) 987-9000
_______________

PROXY STATEMENT
_______________

ANNUAL MEETING OF STOCKHOLDERS

July 24, 2008

Approximate date of mailing: June 24, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CalAmp Corp. (the "Company" or "CalAmp") of proxies for use at the Annual Meeting of Stockholders of CalAmp (the "Annual Meeting") to be held on Thursday, July 24, 2008 at 10:00 a.m. local time or at any adjournment or postponement thereof.

VOTING RIGHTS

Stockholders of record of CalAmp as of the close of business on the record date established for the Annual Meeting, June 10, 2008, have the right to receive notice of and to vote at the Annual Meeting. On June 10, 2008, CalAmp had issued and outstanding 25,032,174 shares of Common Stock, par value $0.01 per share ("Common Stock"), the only class of voting securities outstanding.

Each stockholder of record as of the record date will be entitled to one vote for each share of Common Stock held as of the record date. The presence at the Annual Meeting in person or by proxy of a majority of the shares of Common Stock outstanding as of the record date will constitute a quorum for transacting business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors, and will be counted as present for purposes of the item on which the abstention is noted, and therefore counted in the tabulation of the votes cast on a proposal with the effect of a negative vote. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not counted for purposes of determining the votes cast on the proposal and therefore will have no effect on the outcome of such matters requiring the affirmative vote of a majority of the votes cast.

Persons Making the Solicitation

The Proxy is solicited on behalf of the Board of Directors of the Company. The only solicitation materials to be sent to stockholders will be this Proxy Statement and the accompanying Proxy. The Board of Directors does not intend to use specially engaged employees or paid solicitors. The Board of Directors also intends to solicit the Proxies held on behalf of stockholders by brokers, dealers, banks and voting trustees, or their nominees. The Company will pay all reasonable expenses by such holders for mailing the solicitation material to the stockholders for whom they hold shares. All solicitation expenses are being paid by the Company.

Terms of the Proxy

The enclosed Proxy indicates the matters to be acted upon at the Annual Meeting and provides a box to be marked to indicate the manner in which the stockholder's shares are to be voted with respect to such matters. By appropriately marking the boxes, a stockholder may specify, with respect to the election of directors, whether the Proxy holder shall vote for or be without authority to vote on any or all candidates. The Proxy also confers upon the holders thereof discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

Where a stockholder has appropriately directed how the Proxy is to be voted, the shares will be voted in accordance with the stockholder's direction. In the absence of instructions, shares represented by valid Proxies will be voted in favor of the nominees for director and in favor of all proposals set forth in the Notice of Meeting and this Proxy Statement. If any other matters are properly presented at the Annual Meeting, the persons named in the Proxy will vote or refrain from voting in accordance with their best judgment. A Proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to the Corporate Secretary of the Company or by filing a duly executed Proxy bearing a later date. Stockholders may also vote in person if they attend the Annual Meeting even though they have executed and returned a Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of June 10, 2008 by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and nominee for director, (iii) each executive officer appearing in the Summary Compensation Table appearing elsewhere in this Proxy Statement, and (iv) all directors and executive officers as a group. The Company knows of no agreements among its stockholders that relate to voting or investment power over its Common Stock.

	Shares Beneficially
Name and Address of Beneficial Owner (1)	Owned (2)		Percent (3)
Frank Perna, Jr., Chairman of the Board of Directors	92,000		*
Kimberly Alexy, Director	1,140		*
Richard Gold, President, CEO and Director	272,000		1.1%
Arthur Hausman, Director	85,210		*
A.J. "Bert" Moyer, Director	40,000		*
Thomas Pardun, Director	26,899		*
Larry Wolfe, Director	1,140		*
Michael Burdiek, Chief Operating Officer (4)	77,300		*
Patrick Hutchins, former President, Satellite Division (4)	282,250		1.1%
Garo Sarkissian, Vice President Corporate Development	81,500		*
Fred Sturm, former President, CEO and Director (5)	149,052		*
Richard Vitelle, Vice President Finance and CFO	271,000		1.1%
All directors and executive officers as a group (12 persons)	1,379,491	(6)	5.4%
Dimensional Fund Advisors Inc.	1,834,160	(7)	7.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Echostar Technologies Corporation	1,350,000	(8)	5.4%
9601 S. Meridian Blvd.
Englewood, Colorado 980112
Quaker Capital Management Corporation	1,742,200	(9)	7.0%
401 Wood Street, Site 1300
Pittsburgh, PA 15222
State of Wisconsin Investment Board	2,147,538	(10)	8.6%
P.O. Box 7842
Madison, Wisconsin 53707
State Teachers Retirement Board of Ohio	2,000,000	(11)	8.0%
275 East Broad Street
Columbus, Ohio 43215

*     Less than 1.0% ownership

(1)	The address of each named officer and director is c/o CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

(2)	Amounts include shares purchasable upon exercise of exercisable stock options as of June 10, 2008 or within 60 days thereafter, in the following amounts:

Frank Perna, Jr.	28,000
Richard Gold	52,000
Arthur Hausman	60,000
A.J. "Bert" Moyer	26,000
Thomas Pardun	4,899
Michael Burdiek	45,000
Patrick Hutchins	242,500
Garo Sarkissian	22,500
Richard Vitelle	215,000
All officers and directors as a group	695,899

(3)	For the purposes of determining the percentage of outstanding Common Stock held by the persons set forth in the table, the number of shares is divided by the sum of the number of outstanding shares of the Company's Common Stock on June 10, 2008 (25,032,174 shares) and the number of shares of Common Stock subject to options exercisable currently or within 60 days of June 10, 2008 by such persons.

(4)	Effective June 11, 2008, Patrick Hutchins resigned from the Company. Also on that date, the Satellite and Wireless DataCom Divisions were combined into one operating unit, and Michael Burdiek was appointed Chief Operating Officer.

(5)	Fred Sturm, the Company's former President and CEO, resigned from those positions and from the Board of Directors effective March 4, 2008.

(6)	Amount includes beneficial shares owned by Fred Sturm and Patrick Hutchins, who resigned from the Company effective March 4, 2008 and July 11, 2008, respectively.

(7)	Shares owned are as of December 31, 2007 per a Form 13G filed by Dimensional Fund Advisors with the SEC on February 6, 2008. This Form 13G stated that Dimensional Fund Advisors has sole voting and dispositive power as to all 1,834,160 shares.

(8)	Amount consists of 1,000,000 shares of the Company's Common Stock and 350,000 common stock purchase warrants issued pursuant to a settlement agreement dated December 14, 2007. EchoStar agreed to restrictions on 500,000 shares of the common stock issued and all of the shares underlying the warrants that limit sales to 285,000 shares in any one year period following the settlement date. EchoStar also agreed to vote all of its CalAmp shares (including the shares underlying the warrants when and if exercised) either with the recommendation of CalAmp's Board of Directors or in the same proportion as all other outstanding shares.

(9)	Shares owned are as of December 31, 2007 per a Form 13G/A filed by Quaker Capital Management Corporation with the SEC on February 14, 2008. This Form 13G/A stated that Quaker Capital Management Corporation has sole voting and dispositive power as to all 1,742,200 shares.

(10)	Shares owned are as of December 31, 2007 per a Form 13G filed by the State of Wisconsin Investment Board with the SEC on February 14, 2008. This Form 13G stated that the State of Wisconsin Investment Board has sole voting and dispositive power as to all 2,147,538 shares.

(11)	Shares owned are as of December 31, 2007 per a Form 13G filed by the State Teachers Retirement Board of Ohio with the SEC on January 24, 2008. This Form 13G stated that the State Teachers Retirement Board of Ohio has sole voting and dispositive power as to all 2,000,000 shares.

PROPOSAL ONE
ELECTION OF DIRECTORS

A board of six directors will be elected at the 2008 Annual Meeting. At the 2008 Annual Meeting, it is intended that the shares of Common Stock represented by each Proxy, unless otherwise specified on the Proxy, will be voted for the election to the Board of Directors of each of the six nominees set forth below. Directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting. The term of office of each person elected as director will continue until the next Annual Meeting of Stockholders, or until his successor has been elected and qualified. The Board of Directors recommends a vote "FOR" each of the six nominees.

In the event that any of the nominees for director listed below should become unavailable for election for any currently unforeseen reason, the persons named in the accompanying Proxy have the right to use their discretion to vote for such other person as may be determined by the holders of such Proxies. To the best of the Company's knowledge, all nominees are and will be available to serve.

The following table sets forth the name and age of each nominee for director, the calendar year each was first elected as a director and the positions each currently holds with the Company:

Name	Age	Capacities in Which Served	Director Since
Frank Perna, Jr.	70	Chairman of the Board of Directors	2000
Kimberly Alexy	38	Director	2008
Richard Gold	53	Director, President and CEO	2000
A.J. "Bert" Moyer	64	Director	2004
Thomas Pardun	64	Director	2006
Larry Wolfe	57	Director	2008

Frank Perna, Jr. has been a director of the Company since May 2000 and Chairman of the Board since February 2008. He is Chairman Emeritus of MSC Software, where he served as Chairman and Chief Executive Officer from 1998 to 2005. Mr. Perna also serves as Lead Director of PeopleSupport, Inc., a provider of business process outsourcing services, Ping Identity Corp, a venture-funded provider of software and intelligent services for identity validation and Interneer, Inc., a private company providing products and services for web-based enterprise applications. Mr. Perna also serves on the Board of Trustees of Kettering University. Mr. Perna was Chairman and Chief Executive Officer of EOS Corporation from 1994 to 1998, and was President and Director (Chief Executive Officer from 1990) of Magnetek from 1984 to 1993.

Kimberly Alexy was appointed a director of the Company in June 2008. She is the Principal of Alexy Capital Management, a private investment management firm that she founded in 2005. From 1998 to 2003, she was senior vice president and managing director of equity research for Prudential Securities, where she served as principal technology hardware analyst for the firm. Prior to joining Prudential, Ms. Alexy was vice president of equity research at Lehman Brothers, where she covered the computer hardware sector, and assistant vice president of corporate finance at Wachovia Bank. Ms. Alexy also serves as a director of Dot Hill Systems Corp., a provider of storage systems for organizations requiring networked storage and data management solutions in open systems architecture. Ms. Alexy is a Chartered Financial Analyst (CFA).

Richard Gold joined the Company in February 2008 and was appointed President and Chief Executive Officer in March 2008. Mr. Gold has been a director of the Company since December 2000 and served as Chairman of the Board from July 2004 to February 2008. Prior to joining the Company, Mr. Gold was a Managing Director of InnoCal Venture Capital, a position he held since May 2004. From December 2002 until May 2004, he served as President and Chief Executive Officer of Nova Crystals, Inc., a supplier of optical sensing equipment. He was Chairman of Radia Communications, Inc., a supplier of wireless communications semiconductors, from June 2002 to July 2003. Prior to this, he was the President and Chief Executive Officer of Genoa Corp. and Pacific Monolithics, Inc., and Vice President and General Manager of Adams Russell Semiconductor. He began his career as an engineer with Hewlett-Packard Co.

A.J. "Bert" Moyer has been a director of the Company since February 2004. Mr. Moyer, a business consultant and private investor, served as Executive Vice President and Chief Financial Officer of QAD Inc., a publicly held software company that is a provider of enterprise resource planning software applications, from March 1998 until February 2000, and he subsequently served as a consultant to QAD, assisting in the Sales Operations of the Americas Region. From February to July 2000, he served as president of the commercial division of Profit Recovery Group International, Inc. (now known as PRG-Schultz International, Inc.), a publicly held provider of recovery audit services. Prior to joining QAD in 1998, Mr. Moyer served as Chief Financial Officer of Allergan Inc., a specialty pharmaceutical company based in Irvine, California, from 1995 to 1998. Mr. Moyer also serves on the board of Collectors Universe, Inc., a company engaged in authentication and grading services for high-end collectibles, Virco Manufacturing Corporation, which designs and produces furniture for the commercial and education markets, LaserCard Corporation, a manufacturer of optical data storage ID cards and services, and Occam Networks, Inc., a provider of broadband networking equipment that enables telephone companies to deliver voice, data and video services.

Thomas Pardun was appointed a director of the Company in June 2006. Mr. Pardun is Chairman of the Board of Western Digital Corporation, a leading information storage provider. He has been a director of Western Digital since 1993 and also serves as a director of Occam Networks, Inc., a provider of broadband networking equipment that enables telephone companies to deliver voice, data and video services, and MegaPath Networks, Inc., a privately-held company that is a leading provider of managed communications services. Mr. Pardun was President of MediaOne International, Asia-Pacific (previously U.S. West International), an owner/operator of international properties in cable television, telephone services and wireless communications, from May 1996 until his retirement in July 2000. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint and previously held a variety of management positions during a 19-year tenure with IBM.

Larry Wolfe was appointed a director of the Company in June 2008. Since 2006, Mr. Wolfe has served as President and CEO of Taxcient, Inc., a privately held provider of sales and use tax compliance software and services. From 2002 to 2006, Mr. Wolfe served as a director of QAD Inc., a publicly held software company that is a provider of enterprise resource planning software applications. From 1987 until 2001, Mr. Wolfe was employed by Intuit Inc. and certain predecessor companies, most recently as senior vice president responsible for the Tax Division. Previously, Mr. Wolfe was a managing partner at two accounting firms, Wolfe & Co. and Strand Wolfe & Lutton. He began his career at the accounting firm Deloitte Haskins & Sells. Mr. Wolfe is a certified public accountant.

Fred Sturm, the Company's former President and CEO, resigned from those positions and from the Board of Directors effective March 4, 2008.

On June 4, 2008, the Company announced that Arthur Hausman, who has been a director of the Company since 1987, will retire from the Board effective at the annual meeting on July 24, 2008.

The Board of Directors and Corporate Governance

The Company has established corporate governance practices designed to serve the best interests of the Company and its stockholders. The Company is in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002 and NASDAQ. The Company may make additional changes to its policies and procedures in the future to ensure continued compliance with developing standards in the corporate governance area.

     Director Independence

The Board of Directors presently consists of seven members, six of whom are independent. A director’s independence is determined by the Board of Directors as defined by the rules of NASDAQ. The Board has determined that each director is independent, with the exception of Mr. Gold, the Company's President and Chief Executive Officer. As noted above, Mr. Hausman will retire from the Board effective at the annual meeting on July 24, 2008, at which time the size of the Board will be reduced to six members.

     Executive Sessions

Non-management directors of the Board and Board committees meet in executive session routinely and regularly. During the executive sessions, the non-management directors have access to the Chief Executive Officer and other management officials. The Chairman of the Board or the Chairman of the Board committee, as applicable, presides over these executive sessions.

     Number of Directorships

The Company has a policy that limits the number of public company boards that its directors may serve on. Under this policy, directors who also serve as CEOs or in equivalent positions should not serve on more than two other public company boards in addition to the CalAmp Board, and other directors should not serve on more than four public company boards in addition to the CalAmp Board.

     Changes in Director Occupation or Status

The Company has a policy that requires a director to tender a letter of resignation to the Chairman of the Governance and Nominating Committee in the event the director's principal occupation or business affiliation changes substantially from the position he or she held when the director originally joined the Company's Board of Directors.

     Attendance of Directors at Annual Meetings

It is a policy of the Board of Directors that attendance of all directors at the annual meeting of stockholders is strongly encouraged but is not required. All of the Company's directors attended last year's annual meeting.

     Identifying and Evaluating Nominees for Directors

Pursuant to the policy set forth in the charter of the Governance and Nominating Committee, the Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee’s policy is to assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee may consider various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, stockholders or other parties such as retained recruiting firms. These candidates will be evaluated at meetings of the Governance and Nominating Committee, and may be considered at any point during the year. As described below, the Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Governance and Nominating Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Governance and Nominating Committee.

     Contacting the Board of Directors

Stockholders interested in communicating directly with the Board of Directors, any committee of the Board, the Chairman, or the non-management directors as a group may do so by sending a letter to the CalAmp Board of Directors, c/o Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030. The Corporate Secretary will review the correspondence and forward it to the Chairman of the Board, Chairman of the Governance and Nominating Committee, Audit Committee or to any individual director, group of directors or committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to CalAmp's business and financial operations, policies and corporate philosophies.

Committees of the Board

The Board of Directors has delegated certain of its authority to four committees: the Audit Committee, the Compensation Committee, the Corporate Development Committee, and the Governance and Nominating Committee. These four Board committees operate under written charters defining their functions and responsibilities. The charters of these committees are available on the Company's website at www.calamp.com.

The table below provides current membership for each of the Board committees. Committee memberships changed during and subsequent to fiscal year 2008. On August 1, 2007, Mr. Pardun was appointed a member of the Governance and Nominating Committee and became the Chairman of the Compensation Committee, replacing Mr. Hausman in that capacity. On February 29, 2008, upon joining the Company as an employee, Mr. Gold stepped down as a member of the Board’s Audit Committee and as Chairman and member of the Governance and Nominating Committee, and was replaced in those positions by Mr. Pardun. On June 2, 2008, Ms. Alexy joined the Board and became a member of the Compensation Committee and Corporate Development Committee. Also on that date, Mr. Wolfe joined the Board and became a member of the Audit Committee and the Governance and Nominating Committee. Mr. Pardun ceased to be a member of the Audit Committee upon the appointment of Mr. Wolfe to that committee.

			Corporate	Governance
Name	Audit	Compensation	Development	and Nominating
Frank Perna, Jr.	X	X	X*	X
Kimberly Alexy		X	X
Arthur Hausman (1)		X
Bert Moyer	X*	X	X
Thomas Pardun		X*	X	X*
Larry Wolfe	X			X

(1)	Mr. Hausman is scheduled to retire from the Board and the Compensation Committee effective at the annual meeting on July 24, 2008.

*	Committee Chairperson.

     Audit Committee

The primary functions of the Audit Committee are to review and approve the scope of audit procedures performed by the Company's independent auditors, to review the audit reports rendered by the Company's independent auditors, to monitor the internal control environment within the Company, and to pre-approve the fees for all audit and non-audit services charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and makes recommendations with respect to its findings. The Board of Directors has determined that Mr. Moyer is an audit committee financial expert within the meaning of SEC regulations. The Board has also determined that each member of the Audit Committee is independent as defined in the rules of NASDAQ. See also the Report of the Audit Committee included elsewhere herein.

     Compensation Committee

The primary functions of the Compensation Committee are to review and make recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and non-employee directors, and to administer the Company's stock option plans. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the rules of NASDAQ. See also the Compensation Discussion and Analysis beginning on page 12.

     Corporate Development Committee

The primary functions of the Corporate Development Committee are to assist Company management and the Board of Directors to evaluate proposed corporate development transactions, including any proposed acquisition or disposition of assets, operations or businesses by merger, acquisition or disposition, business combination or other means, and proposed financing transactions including issuances of debt and equity.

     Governance and Nominating Committee

The primary functions of the Governance and Nominating Committee are to review and make recommendations on the composition of the Board and its committees, to evaluate and recommend candidates for election to the Board, and to review and make recommendations to the full Board on corporate governance matters. The Board of Directors has determined that each member of the Governance and Nominating Committee is independent as defined in the rules of NASDAQ. The Governance and Nominating Committee has the authority to obtain advice and assistance from, and receive appropriate funding from CalAmp for, outside legal, accounting or other advisors as the Governance and Nominating Committee deems necessary to assist it in the performance of its functions.

The bylaws of CalAmp permit stockholders to nominate director candidates to stand for election to the Board at an annual meeting of stockholders. Nominations may be made by the Board or by any stockholder. Under the Company's bylaws, a stockholder may nominate a person for election as a director at a particular stockholder meeting only if written notice has been given to the Company not later than 60 days in advance of the meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

The policy of the Governance and Nominating Committee is to consider properly made stockholder nominations for directors as described above under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, like all nominations, the Board’s criteria will include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with CalAmp’s interests. The Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience or business experience) as being particularly desirable to help meet specific Board needs that have arisen. Any stockholder nominations proposed for consideration by the Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to the Governance and Nominating Committee, c/o Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

Board of Director and Committee Meeting Attendance

In fiscal year 2008, the Board of Directors held 16 meetings, the Audit Committee held 5 meetings, the Compensation Committee held 5 meetings, the Corporate Development Committee held 1 meeting, and the Governance and Nominating Committee held 2 meetings. All directors attended more than 75% of the aggregate meetings of the Board and committees on which the directors serve that were held during fiscal year 2008.

Compensation of Directors

The following table shows all compensation awarded to, or earned by or paid to each of the Company's non-employee directors in fiscal 2008.

	Fees	FAS 123R
	Earned	Compensation Expense:
	or Paid	Stock	Option
Name	in Cash	Awards	Awards	Total
	(A)	(B)	(C)
Richard Gold (Chairman
during fiscal 2008)	$71,667	$30,823	$7,583	$110,073
Arthur Hausman	42,917	30,823	7,583	81,323
A.J. "Bert" Moyer	63,750	30,823	7,583	102,156
Thomas Pardun	51,667	30,823	9,073	91,563
Frank Perna, Jr.	60,833	30,823	7,583	99,239

(A)	Under the Company's director cash compensation plan adopted in August 2005 and revised in August 2007, non-employee directors of the Company are each paid cash fees as follows:

	1.	A base annual retainer of $40,000.

	2.	Incremental retainers above the base annual retainer as follows:

a.	Annual retainer for serving on a Board committee (for each
	committee served on)	$5,000
b.	Additional retainer for Chairman of Audit Committee	$15,000
c.	Additional retainer for Chairmen of other Board committees	$5,000
d.	Additional retainer for Chairman of the Board	$25,000

All directors are paid 1/12th of their retainer amounts each month for as long as they serve.

(B)	Each non-employee director received a grant of 4,000 shares of restricted stock on July 27, 2006 that had a grant date fair value of $26,040, and a grant of 8,000 shares of restricted stock on August 1, 2007 that had a grant date fair value of $34,240. The vesting period for all of these restricted stock awards is one year. Amounts shown in the table above represent that portion of the fair value that was recognized as compensation expense during fiscal 2008 pursuant to Statement of Financial Accounting Standards No. 123R ("FAS 123R").

(C)	Each non-employee director received a grant of 4,000 nonqualified stock options on July 27, 2006 that had a grant date fair value of $18,200. In addition to this annual grant, upon joining the Board on June 16, 2006, Mr. Pardun received an initial grant of 899 nonqualified stock options that had a grant date fair value of $5,110. The vesting period for all of these stock options was one year. Amounts shown in the table above represent compensation expense recognized during fiscal 2008 under FAS 123R on non-employee director options granted in fiscal 2007.

Directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Directors who are also executive officers of the Company receive no additional compensation for their services on the Board.

Pursuant to the terms of the Company's 2004 Stock Incentive Plan as amended, on the day of the Annual Meeting of stockholders at which directors are elected, each non-employee director shall receive that number of equity awards (consisting of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), phantom stock and stock bonuses) as determined by the Board of Directors from time to time in an amount not to exceed 10,000 equity award units, in which each stock option or SAR equals one equity award unit, and each share of restricted stock, phantom stock, bonus stock or RSU equals 1.2 equity award units. Equity awards granted to non-employee directors generally become exercisable one year from the date of grant or over such longer or shorter period as the Board of Directors may from time to time establish, subject to the discretion of the Compensation Committee to accelerate the vesting of equity awards.

In connection with becoming an employee of the Company on February 29, 2008, Richard Gold received a grant of 200,000 shares of restricted stock on that date, as further described on page 21. This restricted stock had a grant date fair value of $2.73 per share, and vests 25% annually over four years.

Code of Ethics

The Company has a written Code of Business Conduct and Ethics ("Code of Ethics") that applies to all of the Company's directors, officers and employees. Section 14 of this Code of Ethics contains a Financial Management Code of Ethics that applies specifically to the Company's Chief Executive Officer and all finance and accounting employees including the Company's senior financial officers, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder. The Code of Ethics is available on the Company's corporate website at www.calamp.com. In the event that the Company makes changes in, or provides waivers from, the provisions of this Code of Ethics that are required to be disclosed by SEC regulations, the Company intends to disclose these events on its corporate website.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis

Role of the Compensation Committee

The members of the Compensation Committee have been appointed by the Board of Directors. The Compensation Committee currently consists of five directors, all of whom are "independent directors" as defined in the listing standards of the NASDAQ Marketplace Rules. The current members of the Compensation Committee are Thomas Pardun, who serves as Chairman, Kimberly Alexy, Arthur Hausman, Bert Moyer and Frank Perna, Jr.

The Compensation Committee operates under a written charter that was originally adopted by the Board in December 2002 and which has subsequently been amended from time to time, most recently in January 2007. The charter of the Compensation Committee is posted on the Company’s website at www.calamp.com.

The Compensation Committee is responsible for monitoring the performance and compensation of executive officers, reviewing the compensation plans, including bonuses, and administering the Company's equity award plans. While the Company's Board of Directors is responsible for the final approval of executive compensation, it relies heavily on the advice and recommendations of the Compensation Committee.

Compensation Philosophy and Programs

The Company’s executive compensation programs are designed to attract, motivate and retain executives who will contribute significantly to the long-term success of the Company and the enhancement of stockholder value. Consistent with this philosophy, the following goals provide a framework for the Compensation Committee's administration of the executive compensation program:

  executive compensation should be comparable to the median compensation level of technology industry peer companies to allow the Company to attract and retain talented management;

  annual variable compensation should reward the executives for achieving specific results which should lead to increased stockholder value;

  total compensation for each executive should be related to overall Company performance as well as individual performance;

  it should align the interests of the Company's executives with those of its stockholders; and

  supplemental benefits and perquisites that reward executives without regard to performance should be minimal.

Elements of Compensation

In order to achieve the above goals, the named executive officer total compensation packages include base salary and annual bonus paid in cash, as well as long-term compensation in the form of equity awards. Salary is set at a competitive level to attract and retain qualified candidates. Bonuses are tied specifically to performance of the Company or a specific business unit of the Company and/or individual contributions. Equity-based incentive awards are granted in amounts the Compensation Committee believes are necessary to provide incentives for future performance, taking into account competitive long-term incentive practices of similar companies, responsibilities and duties of each officer, and individual performance. This mix of compensation elements is intended to place a significant portion of compensation at risk and emphasizes performance.

The Company also provides executive officers with benefit plans that are generally available to all regular full-time employees of CalAmp. The Compensation Committee believes that appropriately balancing the total compensation package and ensuring the viability of each component of the package (both on its own and taken together as a whole) is necessary in order to provide market-competitive compensation. The Compensation Committee strives to balance the various components of the officer compensation program in order to motivate executives to improve the Company's results on a cost-effective basis. The factors that are used to determine individual compensation packages are generally similar for each named executive officer, including the CEO.

Role of Management in the Compensation Determination Process

The Compensation Committee periodically meets with the Company's Chief Executive Officer, and/or the Company's Chief Financial Officer, to obtain information with respect to compensation programs. The CEO makes recommendations to the Committee on the base salaries, incentive targets and measures, and equity compensation for the Company's executive officers. The Compensation Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive officer compensation. The Compensation Committee also typically seeks input from compensation consultants or other independent information sources prior to making any final determinations. The CEO and CFO attend most of the Compensation Committee’s meetings, but the Committee also regularly holds executive sessions not attended by any members of management. The Compensation Committee discusses the CEO's compensation package with him, but makes decisions with respect to the CEO's compensation without him present. The Committee has not delegated any of its authority with respect to the compensation of executive officers to any member of management.

Role of Compensation Consultants in the Compensation Determination Process

The Compensation Committee has the authority to engage its own compensation consultants and other independent advisors to assist in creating and administering the Company's executive compensation policies. Each year since 2003, the Compensation Committee has retained the services of Towers Perrin, an independent compensation consulting firm, to conduct various compensation-related studies and analyses. During this time period, Towers Perrin has not provided any other services to the Company and has received no compensation other than with respect to services provided to the Compensation Committee.

Determination of Executive Officer Compensation for Fiscal 2008

In December 2006, the Compensation Committee engaged Towers Perrin to review competitive practices in providing various types of long-term incentive compensation, and to develop recommendations for the Company to consider in this area. At a meeting of the Compensation Committee in January 2007, Towers Perrin presented a written report that included an analysis of the long-term incentive compensation practices in a peer group of 30 technology companies. The peer group was established in consultation with management and was approved by the Compensation Committee.

Following the presentation by Towers Perrin, the Compensation Committee directed management to prepare a competitive assessment of the cash and equity compensation for executive management for fiscal 2008 utilizing the same analytical methodology as had been employed by Towers Perrin in previous years. This competitive compensation analysis was prepared by comparing the Company's executive officer compensation with combined, or blended, compensation data of the Radford Executive Survey and of a public company peer group as reported in proxy statements and other public filings. The peer group for fiscal 2008, consisting of 15 companies of similar size and profile to CalAmp, was compiled by management and was approved by the Compensation Committee. These peer group companies are C-Cor Inc., Comtech Telecommunications Corp., Digi International Inc., Directed Electronics Inc., Dot Hill Systems Corp., EMS Technologies Inc., Globecomm Systems Inc., Harmonic Inc., LoJack Corp., Newport Corporation, Novatel Wireless Inc., Stratex Networks Inc., Symmetricom Inc., Universal Electronics Inc. and ViaSat Inc.

The results of the fiscal 2008 competitive compensation analysis were presented to the Compensation Committee at a meeting held in April 2007, at which time the CEO also presented proposed amounts for fiscal 2008 officer compensation. The Committee considered the competitive compensation analysis and the CEO's recommendations and requested that certain modifications be made to the compensation proposals. The Compensation Committee approved the modified proposals at a meeting on May 1, 2007, subject to ratification by the full Board. On May 8, 2007, the Board of Directors ratified the named executive officer base salaries, short-term incentive compensation plan and equity awards for fiscal 2008.

The compensation actions approved by the Board on May 8, 2007 included base salary increases for each of the Company's executive officers. However, in late May 2007, the Company's largest customer suspended its purchases of the company's products pending the resolution of a product performance issue, which adversely affected the Company's revenue and profitability. As a result of this development, at a Board meeting on May 31, 2007 the CEO recommended that the base salary increases be cancelled for all executive officers except Garo Sarkissian, Vice President of Corporate Development, whereupon the Board approved the cancellation of salary increases for the CEO, CFO and the two Division Presidents.

Base Salary

Base salary for named executive officers, including that of the CEO, is set according to the responsibilities of the position, the specific skills and experience of the individual and the competitive market for executive talent. The Compensation Committee reviews salaries annually and adjusts them as appropriate to reflect changes in market conditions, individual performance and responsibilities, and the Company’s financial position. The aggregate value of total cash compensation (base salary and bonus) for executives is generally targeted at approximately the 50th percentile of executive compensation at comparable companies, based on the blended Radford survey data and public company peer group data, with the intent that superior performance under incentive bonus plans would enable the executive to elevate his total cash compensation to levels that are above the average of comparable companies. Base salaries for the named executive officers are disclosed in the Summary Compensation Table on page 19. As discussed above, the fiscal 2008 base salaries of all officers except the Vice President of Corporate Development were unchanged from the preceding year.

Short-Term Incentive Compensation Plan

The Company’s annual incentive bonus plan for executive officers reflects the Compensation Committee’s belief that a meaningful component of executive compensation should be contingent on the financial performance of the Company and the individual performance of the officers. For fiscal 2008, revenue and operating income targets for the incentive bonus plan were established in connection with the Company's annual budgeting process. These measures are believed to best reflect the short-term performance of the Company, as they are directly influenced by management's actions. In addition, individual non-financial performance objectives were established for each executive officer in light of his departmental responsibilities and operational priorities.

For each financial measure, minimum, target and maximum performance levels were set corresponding to payout levels for each officer as follows:

	Incentive Amounts as a % of Base Salary
	Minimum	Target	Maximum
CEO	15%	80%	150%
CFO and Division Presidents	15%	50%	120%
VP Corporate Development	15%	40%	80%

The Committee believes that this structure rewards the executives for overachievement of the Company's financial goals and provides limited downside protection in the event of performance that is close to, but below, the target level. The target levels for each measure are generally set at approximately the levels set forth in the annual operating plan established by management and approved by the Board in advance of each year, which are levels that the Board feels are challenging but achievable with significant effort. The maximum levels for each measure are generally set so as to represent both extremely challenging performance goals and outstanding achievement. Payouts are prorated on a straight-line basis for achievement between the minimum and target levels or the target and maximum levels. If the Company does not achieve at least the minimum performance level for a measure, no payout is made for that measure.

The following is a description of the Company's fiscal 2008 incentive compensation plan for the named executive officers:

  Fred Sturm (President and CEO), was eligible for target and maximum bonuses of up to 80% and 150%, respectively, of his annual salary. Michael Burdiek, Wireless Datacom Division President, Patrick Hutchins, Satellite Division President, and Richard Vitelle, VP Finance and CFO, were each eligible for target bonuses of up to 50% of annual salary, and maximum bonuses of up to 120% of annual salary. Garo Sarkissian, VP Corporate Development, was eligible for a target bonus of up to 40% of annual salary, and a maximum bonus of up to 80% of annual salary.

  The target and maximum bonus amounts for Messrs. Sturm and Vitelle were based 70% upon the Company attaining certain levels of consolidated revenue and operating income for fiscal 2008 and 30% upon achieving certain individual performance goals.

  The target and maximum bonus amounts for Mr. Burdiek were based 60% on attaining certain levels of Wireless Datacom Division revenue and operating income for fiscal 2008, 20% on attaining certain levels of consolidated revenue and operating income for fiscal 2008, and 20% upon achieving certain individual performance goals.

  The target and maximum bonus amounts for Mr. Hutchins were based 50% on attaining certain levels of Satellite Division revenue and operating income for fiscal 2008, 30% on attaining certain levels of consolidated revenue and operating income for fiscal 2008, and 20% upon achieving certain individual performance goals.

  The target and maximum bonus amounts for Mr. Sarkissian were based 60% on attaining certain levels of consolidated revenue and operating income for fiscal 2008 and 40% upon achieving certain individual performance goals.

For fiscal 2008, consolidated and divisional revenue and operating income were less than the minimum levels specified in the fiscal 2008 incentive plan, and consequently no incentive amounts were earned for the quantitative measures. Some of the individual goals established for each officer were achieved, and incentive payouts pursuant to these non-quantitative individual goals were approved by the Compensation Committee and the Board of Directors on May 6, 2008. These bonus amounts are disclosed in the column titled "Non-Equity Incentive Plan (Bonus Plan)" of the Summary Compensation Table on page 19.

Adjustment or Recovery of Payments

CalAmp does not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of performance targets. Under those circumstances, the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Equity Awards

The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the Chief Executive Officer and executive management, and serve to motivate executives to make decisions that will, in the long run, give the best returns to stockholders. The competitive compensation analysis that management prepared and delivered to the Compensation Committee in April 2007 indicated that total direct compensation (base salary, cash bonus and the expected value of long-term incentive awards) of CalAmp's executive officers was, as a group, 14% below the 50th percentile of comparable companies' total direct compensation, and 41% below the 75th percentile of comparable companies' total direct compensation, primarily as a result of significant shortfalls in the delivered value of equity-based awards relative to comparable companies.

At a meeting of the Compensation Committee held on June 26, 2007, the CEO presented proposed equity awards for the executive officers that consisted of a combination of stock options and restricted stock for each executive officer. At that meeting the CEO, CFO and the Committee reviewed and discussed the process used to develop the proposed fiscal 2008 officer equity awards. This process involved striking a balance among several goals, namely: minimizing the P&L impact; minimizing the impact on the pool of available equity awards; increasing the officers' level of stock ownership; and providing appropriate long-term compensation value, while keeping total estimated compensation competitive from a market standpoint by correlating it with the median compensation of comparable technology companies. During this meeting the Committee considered the information contained in the Towers Perrin report on long-term incentive plan practices of technology companies that was presented to the Compensation Committee in January 2007, as discussed above. The Committee also considered the total direct compensation benchmarking information contained in the fiscal 2008 competitive compensation analysis prepared by management.

Following the review of management's proposed officer equity awards at the June 26 meeting, the Committee requested that management provide a revised proposal with a reduced number of stock options. Management submitted a revised equity awards proposal to the Committee on July 24, 2007 that consisted of a revised combination of stock options and restricted stock. Following the Committee's review and deliberation, the Committee approved the proposed equity awards subject to ratification by the full Board. Upon the recommendation of the Compensation Committee, the Board of Directors approved grants of options and restricted stock to the executive officers effective August 1, 2007, the day of the annual stockholders meeting. These equity awards are detailed in the "Grants of Plan-Based Awards for Fiscal 2008" table on page 21.

FAS 123R required the Company to record a charge to earnings for employee and director stock options and director restricted stock beginning in fiscal 2007. The Compensation Committee continues to assess the impact of the accounting standard on the Company's earnings, and the attitude of financial analysts and investors towards these significant and potentially volatile non-cash charges. The Committee continues to believe that broad-based equity plans remain an essential element of a competitive compensation package, as such plans are offered currently by most public technology companies with whom the Company competes for both executives and non-executive employees. In order to moderate the financial statement impact of the FAS 123R accounting rules, the number of equity awards granted annually in the future may be reduced compared to awards made in fiscal 2008 and prior years.

Equity Award Practices

The Compensation Committee or the Board of Directors approves all equity awards. Equity awards, historically consisting of stock options, restricted stock grants and restricted stock unit (RSU) grants, are generally made when a key employee, including an executive officer, joins the Company, and usually on an annual basis thereafter. These officer and key employee equity awards typically vest over a four year period. Stock options are granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The date of grant is the date on which the Compensation Committee or the Board meets and approves the particular option grant or grants. Up to and including fiscal 2007, the Compensation Committee granted equity awards to officers and other key employees during the first fiscal quarter, except for new hire grants that typically have been granted at or soon after the employee's start date. In fiscal 2008, the Compensation Committee made the annual grant of equity awards to officers and key employees on the day of the annual stockholders meeting, at the same time that equity awards were made to non-employee directors pursuant to the provisions of the Company's 2004 Incentive Stock Plan. The Compensation Committee plans to continue this practice of making the annual officer and key employee equity awards on the day of the annual stockholders meeting in the foreseeable future.

The size of an initial equity award to an officer or key employee is based upon the position, responsibilities and expected contribution of the individual, with subsequent grants also taking into account the individual’s performance and potential contributions. In fiscal 2008, the Company awarded the executive officers a combination of stock options and restricted stock, while key employees were awarded RSUs. The continued use of stock options as part of the executive officer compensation program is designed to maximize stockholder value over the long term, because no benefit is realized from the option grant unless the price of the Company’s common stock has increased over a number of years.

The Company does not time the granting of equity awards with any favorable or unfavorable news released by the Company. The timing of initial grants is driven by the date of hire of new employees. The Board of Directors and Compensation Committee meeting schedules, for review and approval of annual grants, are usually established several months or more in advance.

Executive Officer Stock Ownership Guidelines

In April 2004, the Compensation Committee adopted minimum stock ownership guidelines for executive officers. For the Chief Executive Officer, the guideline stock ownership amount is 2-1/2 times annual base salary, and for all other executive officers the guideline stock ownership amount is 1-1/2 times annual base salary. The market value of the stock on the date of acquisition serves as the basis for determining compliance with the guidelines.

Retirement Benefits

The Company does not provide pension benefits or deferred compensation plans to any of its employees, including named executive officers, other than a 401(k) plan that is open to all regular, full-time U.S. employees. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the named executive officers, are permitted to contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis. The Company matches 50% of the first 4% of pay that is contributed to the 401(k) plan each year.

Severance and Change of Control Payments

The Company's Board of Directors has provided certain executive officers with severance and change of control arrangements in order to promote stability and continuity, and to mitigate a potential disincentive for the executives to pursue and execute an acquisition of the Company, particularly where the services of these executive officers may not be required by the acquirer. For a more detailed description of these severance and change of control benefits, please see the discussion under “Change of Control and Salary Continuation Arrangements” below.

Other Compensation

Other elements of executive compensation include life and long-term disability insurance and health benefits. These benefits are also available to all regular, full-time U.S. employees of the Company, except that the Company pays the entire disability and health insurance premiums for the named executive officers. The named executive officers are also covered by a supplemental medical insurance program that reimburses the officer for out-of-pocket eligible medical costs up to an annual limit of $100,000 per officer. Company payments for named executive officers pursuant to these other elements of compensation in fiscal 2008 are included in the “All Other Compensation” column in the Summary Compensation Table on page 19.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, that provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the named executive officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The Compensation Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Compensation Committee will balance the costs and burdens involved in such compliance against the value to the Company and its stockholders of the tax benefits that the Company would obtain as a result, and may in certain instances pay compensation that is not fully deductible if, in its determination, such costs and burdens outweigh such benefits.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Compensation Committee Report by reference therein.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2008.

COMPENSATION COMMITTEE

Thomas Pardun, Chairman
Kimberly Alexy
Arthur H. Hausman
Bert Moyer
Frank Perna, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2008, the Compensation Committee was comprised of Messrs. Pardun, Hausman, Moyer and Perna, none of whom have ever been employed by the Company. There are no interlocks between the Company and other entities involving the Company's executive officers and directors who serve as executive officers or directors of other entities.

Summary Compensation Table

The table below sets forth the compensation awarded to, earned by, or paid to each of the named executive officers for fiscal years 2008 and 2007.

				FAS 123R
				Compensation
				Expense:			Non-Equity
	Fiscal			Stock		Option	Incentive Plan	All Other
Name and Position	Year	Salary	Bonus	Awards		Awards	(Bonus Plan)	Compensation		Total
				(1)		(1)	(2)
Fred Sturm	2008	$415,000	$-0-	$17,129		$568,927	$-0-	$ 19,021	(5)	$1,020,077
President and CEO (3)	2007	415,000	-0-	-0	-	589,600	91,827	20,075		1,116,502

Michael Burdiek (4)	2008	240,000	-0-	11,301		127,981	17,000	14,562	(6)	410,844
President, Wireless DataCom Division	2007	166,150	50,000	-0	-	64,133	44,665	5,928		330,876

Patrick Hutchins (4)	2008	268,000	-0-	11,301		250,516	5,000	14,997	(7)	549,814
President, Satellite Division	2007	268,000	-0-	-0	-	264,713	54,578	16,938		604,229

Garo Sarkissian	2008	200,000	-0-	8,496		55,064	22,000	26,776	(8)	312,336
VP Corporate Development	2007	175,000	30,000	-0	-	48,225	39,130	11,330		303,685

Richard Vitelle	2008	268,000	-0-	13,857		237,915	27,000	15,263	(9)	562,035
VP Finance and CFO	2007	268,000	-0-	-0	-	248,838	56,575	9,996		583,409

(1)	Amounts shown in these column represent the fiscal 2008 FAS 123R fair value compensation expense for financial statement reporting purposes for restricted stock awards and stock option grants. The fair value of restricted stock awards is the grant date closing stock price. The fair value of option grants is computed using the Black-Scholes option pricing model and assuming no forfeitures. Assumptions made for the purpose of computing the fair value of stock options are described in the Company’s fiscal 2008 Annual Report on Form 10-K in Note 1 to the Consolidated Financial Statements under the heading “Accounting for Stock Options” and in Note 8 to the Consolidated Financial Statements under the heading “Stock Options”. The amounts for fiscal 2008 shown in the Option Awards column for Messrs. Sturm, Vitelle and Hutchins represent FAS 123R fair value option compensation associated with four annual option grants (fiscal years 2005 through 2008) to the extent that such fair value was amortized to expense in fiscal 2008, while the amounts shown for Mr. Sarkissian represent three annual option grants (fiscal years 2006 through 2008) and the amounts shown for Mr. Burdiek represent two annual option grants (fiscal years 2007 and 2008).

(2)	Amounts paid for fiscal 2008 were determined based on the achievement of certain individual goals specific to each officer.

(3)	Mr. Sturm resigned his positions with the Company effective March 4, 2008. His separation agreement provided severance of $830,000 (two times his base salary), acceleration of vesting for 60,000 shares of restricted stock, continuation of medical insurance coverage for six months, and outplacement services. Mr. Sturm's resignation and his separation agreement were effective after the end of fiscal 2008, and accordingly these separation benefits are not included in this table.

(4)	Effective June 11, 2008, Patrick Hutchins resigned from the Company. Also on that date, the Satellite and Wireless DataCom Divisions were combined into one operating unit, and Michael Burdiek was appointed Chief Operating Officer.

(5)	Includes $4,500 Company matching contribution under 401(k) Plan, $6,746 under an executive medical cost reimbursement program and $7,775 for health, disability and life insurance premiums paid by the Company for the benefit of Mr. Sturm.

(6)	Includes $4,449 Company matching contribution under 401(k) Plan, $4,834 under an executive medical cost reimbursement program and $5,279 for health, disability and life insurance premiums paid by the Company for the benefit of Mr. Burdiek.

(7)	Includes $4,500 Company matching contribution under 401(k) Plan, $3,203 under an executive medical cost reimbursement program and $7,294 for health, disability and life insurance premiums paid by the Company for the benefit of Mr. Hutchins.

(8)	Includes $4,244 Company matching contribution under 401(k) Plan, $15,407 under an executive medical cost reimbursement program and $7,125 for health, disability and life insurance premiums paid by the Company for the benefit of Mr. Sarkissian.

(9)	Includes $4,500 Company matching contribution under 401(k) Plan, $5,020 under an executive medical cost reimbursement program, and $5,743 for health, disability and life insurance premiums paid by the Company for the benefit of Mr. Vitelle.

Grants of Plan-Based Awards for Fiscal 2008

The table below sets forth the grants of stock options and other plan-based awards to the named executive officers during fiscal 2008.

						All Other	All Other			Grant Date
						Stock Awards:	Option Awards:	Exercise or	Market	Fair Value
			Estimated Future Payouts			Number of	Number of	Base Price	Price on	of Stock
			Under Non-Equity			Shares of	Securities	of Option	Grant	and Option
	Grant	Approval	Incentive Plan Awards (1)			Stock or	Underlying	Awards	Date	Awards
Name	Date	Date	Threshold	Target	Maximum	Units (#)	Options (#)	($/Share)	($/Sh.)	($/Sh.)
Fred Sturm	8/1/07	8/1/07	$62,250	$332,000	$622,500	60,000			$ 4.28	$ 4.28
President and CEO	8/1/07	8/1/07					150,000	$ 4.28	$ 4.28	$ 2.60

Michael Burdiek	8/1/07	8/1/07	36,000	120,000	288,000	20,000			$ 4.28	$ 4.28
President, Wireless	8/1/07	8/1/07					50,000	$ 4.28	$ 4.28	$ 2.60
DataCom Division

Patrick Hutchins	8/1/07	8/1/07	40,200	134,000	321,600	20,000			$ 4.28	$ 4.28
Pres., Satellite Division	8/1/07	8/1/07					50,000	$ 4.28	$ 4.28	$ 2.60

Garo Sarkissian	8/1/07	8/1/07	30,000	80,000	160,000	15,000			$ 4.28	$ 4.28
VP Corp. Development	8/1/07	8/1/07					30,000	$ 4.28	$ 4.28	$ 2.60

Richard Vitelle	8/1/07	8/1/07	40,200	134,000	321,600	25,000			$ 4.28	$ 4.28
VP Finance and CFO	8/1/07	8/1/07					60,000	$ 4.28	$ 4.28	$ 2.60

(1)	The amounts shown in these columns represent the threshold, target and maximum payout levels under the fiscal 2008 executive officer short-term incentive plan. The actual amount of incentive bonus earned by each named executive officer for fiscal 2008 is reported under the "Non-Equity Incentive Plan (Bonus Plan)" column of the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The tables above do not reflect the salary, bonus and equity compensation arrangements for Mr. Richard Gold, who is the current President and CEO but was not a named executive officer during fiscal 2008. Mr. Gold commenced full-time employment with the Company on February 29, 2008, but did not become an executive officer of the Company until March 4, 2008. Pursuant to an employment agreement between the Company and Mr. Gold, effective March 4, 2008 (the “Agreement”), Mr. Gold serves as the Company’s President and CEO. The Agreement provides for an initial term of one year, which term will automatically renew each year for one additional year unless notice of intent not to renew is provided at least 30 days prior to the end of the then current term. Under the Agreement, Mr. Gold is entitled to receive an initial annual base salary of $425,000 and is eligible to participate in the Company’s performance based short-term incentive compensation program at a target of 80% of base salary with performance metrics to be established in accordance with the terms of the program.

Upon becoming the President and CEO, Mr. Gold was granted options to purchase 300,000 shares of the Company’s common stock. The exercise price of the options is $2.73, which was the closing price of the Company’s common stock on March 4, 2008, the date of grant. This award of options was in addition to a grant by the Company of 200,000 shares of restricted common stock to Mr. Gold on February 29, 2008, his first day of employment with the Company.

Outstanding Equity Awards at the End of Fiscal 2008

The following table sets forth the outstanding equity awards of each named executive officer as of the end of fiscal 2008. All outstanding option awards reported in this table vest in equal annual installments over four years and expire 10 years from the date of grant. All outstanding stock awards reported in this table represent restricted stock granted on August 1, 2007 that vests in equal annual installments over four years. At the end of fiscal 2008 there were no unearned equity awards under performance-based plans.

	Option Awards				Stock Awards
	Number of	Number of				Market
	Securities	Securities			Number of	Value of
	Underlying	Underlying			Shares of	Shares of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name and Position	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)
Fred Sturm (1)	50,000	0	$1.75	03/01/09	60,000	$163,800
President and CEO	50,000	0	3.16	04/25/13
	0	150,000	4.28	08/01/17
	25,000	0	4.52	06/26/11
	50,000	0	5.00	03/07/12
	112,500	37,500	5.69	05/04/15
	60,000	0	7.25	05/12/14
	75,000	75,000	13.66	05/05/16
	40,000	0	43.50	03/06/10

Michael Burdiek	0	50,000	4.28	08/01/17	20,000	54,600
President, Wireless	16,250	48,750	8.45	06/28/16
DataCom Division

Patrick Hutchins (2)	25,000	0	3.16	04/25/13	20,000	54,600
President, Satellite	0	50,000	4.28	08/01/17
Division	40,000	0	5.00	03/07/12
	30,000	30,000	5.69	05/04/15
	50,000	0	5.95	08/22/11
	30,000	10,000	7.25	05/12/14
	15,000	45,000	13.66	05/05/16

Garo Sarkissian	0	30,000	4.28	08/01/17	15,000	40,950
VP Corporate	10,000	10,000	8.16	10/04/15
Development	2,500	7,500	13.66	05/05/16

Richard Vitelle	20,000	0	3.16	04/25/13	25,000	68,250
VP Finance and CFO	0	60,000	4.28	08/01/17
	40,000	0	5.00	03/07/12
	35,000	0	5.15	07/23/11
	30,000	30,000	5.69	05/04/15
	22,500	7,500	7.25	05/12/14
	15,000	45,000	13.66	05/05/16

(1)	In connection with Mr. Sturm's resignation from the Company effective March 4, 2008, the Company accelerated the vesting of his 60,000 shares of restricted stock to that date.

(2)	In connection with Mr. Hutchins' resignation from the Company effective June 11, 2008, the Company accelerated the vesting of 10,000 shares of restricted stock to that date.

Option Exercises and Stock Vested In Fiscal 2008

During fiscal 2008, none of the Company’s named executive officers exercised stock options or had any stock vested. Effective March 4, 2008, which is subsequent to fiscal 2008, Fred Sturm resigned from his positions as President and Chief Executive Officer of the Company. Pursuant to his separation agreement, effective March 4, 2008 the vesting was accelerated on 60,000 shares of restricted stock that he held. The value realized by Mr. Sturm upon vesting of this restricted stock was $163,800. In addition, effective June 11, 2008 Patrick Hutchins resigned from his position as Satellite Division President. Pursuant to his separation agreement, effective June 11, 2008 the vesting was accelerated on 10,000 shares of restricted stock that he held. The value realized by Mr. Hutchins upon vesting of this restricted stock was $25,100.

Potential Payments Upon Termination Or Change In Control

The Company has entered into change of control and salary continuation agreements with the named executive officers designed to protect such executives against the loss of their positions as a result of termination following a Change of Control or termination without Cause, in which:

  "Change of Control" is defined as the first to occur of (i) the sale or other transfer of all or substantially all of the assets of the Company to any person or group; (ii) the adoption of a plan of liquidation or dissolution of the Company; (iii) the merger or consolidation of the Company with or into another entity, or the merger of another entity into the Company or any subsidiary of the Company with the effect that immediately after the transaction the stockholders of the Company hold less than 50% of the total voting power of all securities entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation; or (iv) the acquisition by any person or group of more than 50% of the voting power of all securities of the Company entitled to vote in the election of directors of the Company; and

  "Cause" is defined as the occurrence or existence of any of the following with respect to the covered executive officer, as determined by a majority of the directors of the Board: (i) unsatisfactory performance of the officer's duties or responsibilities, after written notice and reasonable opportunity to cure; (ii) willful failure to follow any lawful directive of the Company or Board consistent with the officer's position and duties, after written notice and reasonable opportunity to cure; (iii) material breach by the officer of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates that has not been approved by a majority of the disinterested directors of the Board; (iv) commission of any willful or intentional act that could reasonably be expected to materially injure the property, reputation, business or business relationships of the Company or its customers; or (v) the conviction or the plea of "no contest' to a felony involving moral turpitude.

If the officer is terminated at any time without Cause, or the officer terminates his employment for Good Reason within the 12-month period immediately following a Change of Control, then the officer is entitled to severance in the form of continuation of payments of base salary and employee benefits coverage for 12 months (or 24 months in the case of the Chief Executive Officer). "Good Reason" means: (i) a material change or reduction in the officer's authority, duties and responsibilities following a Change of Control; (ii) transfer of the officer to another work location that is materially further away from the officer's current primary residence than the officer's current work location; or (iii) a reduction in the officer's base salary.

Each change in control agreement continues in effect until May 30, 2009, and automatically renews for successive one year terms thereafter; provided, however, that failure by the Company to renew the agreement constitutes termination without Cause.

The Company entered into change of control and salary continuation agreements with Messrs. Sturm, Hutchins and Vitelle in May 2002 and with Messrs. Burdiek and Sarkissian in July 2007.

Mr. Sturm resigned from his positions with the Company effective March 4, 2008, and pursuant to his separation agreement he was paid six months of his base salary in a lump sum at the time of his resignation and he is being paid the remaining 18 months of his 24 month salary continuation benefit over an 18 month period. In addition, the Company accelerated the vesting of 60,000 shares of restricted stock held by Mr. Sturm.

Mr. Hutchins resigned from his position with the Company effective June 11, 2008, and pursuant to his separation agreement he will receive salary continuation payments for a 12 month period. In addition, the Company accelerated the vesting of 10,000 shares of restricted stock held by Mr. Hutchins.

For illustration purposes, if the Change of Control or salary continuation provisions had been triggered as of the end of fiscal 2008 for any of the other named officers, the total salary continuation benefits payable would have been $268,000 for Mr. Vitelle, $240,000 for Mr. Burdiek and $200,000 for Mr. Sarkissian, such amounts representing in each case one times the officer's base annual salary.

As noted above, following the end of the 2008 fiscal year, the Company entered into an employment agreement with Richard Gold, effective as of March 4, 2008 (the “Agreement”), pursuant to which Mr. Gold serves as the Company’s President and CEO. Pursuant to the terms of the Agreement, if the Company terminates Mr. Gold’s employment without cause (as defined in the Agreement) prior to the end of his first year of service as the President and CEO, then Mr. Gold will be entitled to continue to receive his base salary, less standard tax withholdings, for a period of 24 months following the date of termination in monthly pro rata payments. If the Company terminates Mr. Gold without cause after his first year of service as the President and CEO, then the number of months in which Mr. Gold will be entitled to continue to receive his base salary, less standard withholdings for tax and social security purposes, will be reduced by one month for each month of service after the first year of service until Mr. Gold has completed 30 months of employment at the Company; provided, that in no event shall such period of salary continuation be less than six months. In the event Mr. Gold’s employment with the Company is terminated without cause (which includes, for this purpose, a termination of employment as a result of the Company’s decision not to renew the Agreement), fifty percent (50%) of Mr. Gold's then unvested equity awards granted to him as an employee of the Company (but not his director awards) would become immediately vested. If the Company experiences a change of control (as defined in the Agreement) and Mr. Gold’s employment with the Company is terminated without cause (which includes, for this purpose, a termination of employment as a result of the Company’s decision not to renew the Agreement) within a year of such change of control, then seventy-five percent (75%) of Mr. Gold's then unvested equity awards granted to him as an employee of the Company would become immediately vested.

Stock Performance Graph

The following graph and table compares the Company's stock performance to three stock indices over a five-year period assuming a $100 investment was made on the last day of fiscal year 2003.

Years Ended February 28,	2003	2004	2005	2006	2007	2008
CalAmp Corp.	100	367	181	252	222	68
NASDAQ Composite Index	100	151	153	171	182	169
NASDAQ Electronic Components	100	174	136	148	153	141
NASDAQ Telecommunications	100	140	147	147	194	160

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than 10 percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission, the National Association of Securities Dealers and the Company. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file, or late filing, of such reports with respect to the fiscal year ended February 28, 2008. Based solely upon a review of reports delivered to the Company during this period, all of these filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a policy pursuant to which material transactions between the Company and its executive officers, directors, nominees for election as directors, and principal stockholders (i.e., stockholders owning beneficially five percent or more of the outstanding voting securities of the Company) and members of the immediate family of any of the foregoing persons, shall be submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount that exceeds $60,000. No such transactions occurred during the fiscal year ended February 28, 2008.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The members of the Audit Committee have been appointed by the Board of Directors. The Audit Committee operates under a written charter that was adopted by the Board in May 2001 and last amended in October 2004, a copy of which is available on the Company's website at www.calamp.com. The Audit Committee consists of three directors, none of whom were or are officers or employees of the Company. The current members of the Audit Committee are A.J. "Bert" Moyer, who serves as Chairman, Frank Perna, Jr. and Larry Wolfe. Each is an "independent" director within Section 4200(a)(15) of the National Association of Securities Dealers' Marketplace Rules.

Duties of the Audit Committee during the period covered by this Report were to:

  oversee the Company's internal accounting and operational controls as well as its financial and regulatory reporting,

  select the Company's independent auditors and assess their performance on an ongoing basis,

  review the Company's interim and year-end financial statements and audit findings with management and the Company's independent auditors, and take any action considered appropriate by the Audit Committee and the Board, review the Company's general policies and procedures regarding audits, accounting and financial controls, the scope and results of the auditing engagement, and the extent to which the Company has implemented changes suggested by the auditors, review the results of each audit by the Company's independent accountants and discuss with them any factors, including, without limitation, the provision of any non-audit services, that may affect their independence, perform other oversight functions as requested by the full Board, and report activities performed to the full Board.

Management is responsible for the Company's internal controls. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee reviewed CalAmp's audited financial statements for the fiscal year ended February 28, 2008 and discussed these financial statements with both the management of the Company and KPMG LLP ("KPMG"), CalAmp's independent public accountants. The. Company's management, which has primary responsibility for the Company's financial statements, represented to the Audit Committee that its audited financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (SAS) No. 114, "The Auditor’s Communication With Those Charged With Governance." The Audit Committee also received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with KPMG the independence of that firm. For the fiscal year ended February 28, 2008, KPMG received fees for the audit of CalAmp's consolidated financial statements and for related tax compliance and tax planning services. The Audit Committee also considered whether the provision of these services is compatible with maintaining the independence of KPMG.

Based on the review and discussions as described above, and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2008.

During fiscal 2008, management evaluated the Company's system of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates at its meetings. Once the documentation, testing and evaluation were completed, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company's internal control over financial reporting as of February 28, 2008. During fiscal 2008, the Audit Committee met with KPMG, with and without management present, to discuss the results of its examination and its observations and recommendations regarding the Company's internal control over financial reporting. The Audit Committee also reviewed and discussed with KPMG its attestation report on management's assessment of internal control over financial reporting and its review and report on the Company's internal control over financial reporting. The Company filed these reports with the SEC in its Annual Report on Form 10-K for the fiscal year ended February 28, 2008.

AUDIT COMMITTEE
A.J. "Bert" Moyer, Chairman
Frank Perna, Jr.
Larry Wolfe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG was selected by the Board of Directors as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Company for fiscal year 2008. A representative of KPMG is expected to be present at the 2008 Annual Meeting, and will have the opportunity to make a statement and respond to questions. KPMG has served as the Company's independent auditing firm since fiscal 2002.

Audit Fees

Fees for the fiscal year 2008 audit, the fiscal year 2007 audit, and other work provided by KPMG during fiscal years 2008 and 2007, are as follows:

	2008	2007
	Fees	Fees
Audit fees	$750,000	$796,600
Audit-related fees	$35,000	$7,200
Tax fees	$34,280	$153,690
All other fees	$-0-	$-0-

The amount shown for "Audit fees" in fiscal years 2008 and 2007 includes fees related to the audit of internal controls in connection with complying with the provisions of Section 404 of the Sarbanes-Oxley Act. The amount shown for “Audit-related fees” represents fees for advising on the adoption of new accounting pronouncements and on the accounting treatment of various transactions. The amount shown for "Tax fees" represents income tax planning and tax return preparation services for the Company's Canadian operations. In addition to the foregoing fees paid to KPMG, the Company paid fees of $78,983 and $82,825 in fiscal 2008 and 2007, respectively, to another public accounting firm to assist the Company in complying with the requirements of Section 404 of the Sarbanes-Oxley Act. The Audit Committee pre-approved all of the foregoing fees in accordance with the Audit Committee's pre-approval policy described below.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom such authority is delegated must report any pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate its responsibilities to pre-approve services performed by the independent auditor to management. The Audit Committee's pre-approval policy includes a list of prohibited non-audit services, such as financial information systems design and implementation, that the independent auditor cannot perform for the Company under any circumstances.

ANNUAL REPORT

The Annual Report to Stockholders for the fiscal year ended February 28, 2008 is being sent to all stockholders with this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of any Proxy.

The Company will also provide without charge a copy of its Annual Report on Form 10-K, including financial statements and related schedules, filed with the Securities and Exchange Commission, upon written or oral request from any person who was holder of record, or who represents in good faith he/ she was a beneficial owner, of Common Stock of the Company on June 10, 2008. Any such request shall be addressed to the Company at 1401 North Rice Avenue, Oxnard, California 93030, Attention: Corporate Secretary or by calling (805) 987-9000.

STOCKHOLDER PROPOSALS

The Bylaws of the Company provide that at any meeting of the stockholders only such business shall be conducted as shall have been brought before the meeting by or at the discretion of the Board of Directors or by any stockholder of the Company who gives written notice (in the form required by the Bylaws) of such business to the Corporate Secretary of the Company not less than 60 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. The Bylaws also provide that only such nominations for the election of directors may be considered as are made by the Board of Directors, or by any stockholder entitled to vote in the election of directors who provides written notice (in the form required by the Bylaws) of such stockholder's intent to make such nomination to the Corporate Secretary of the Company not later than 60 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

Stockholders who intend to submit proposals for inclusion in the Proxy Statement relating to the fiscal year ending February 28, 2009 must do so by sending the proposal and supporting statements, if any, to the Company no later than February 23, 2009. Such proposals should be sent to the attention of the Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

OTHER MATTERS

Except for the matters described herein, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at such meeting that is a proper subject for action by the stockholders. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or person(s) acting under the Proxy.

By Order of the Board of Directors,

Richard K. Vitelle Corporate Secretary Oxnard, California June 24, 2008

CALAMP CORP.
1401 N. RICE AVE.
OXNARD, CA 93030

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by CalAmp Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CalAmp Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CALAM1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CALAMP CORP.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Directors
1.	Election of Directors		☐	☐	☐
NOMINEES:
	01) Frank Perna, Jr.	04) A.J. "Bert" Moyer
	02) Kimberly Alexy	05) Thomas Pardun
	03) Richard Gold	06) Larry Wolfe

Vote On Proposal							For	Against	Abstain

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting and any and all postponements or adjournments thereof.						☐	☐	☐

NOTE:	Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership’s name by an authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CALAMP CORP. 1401 N. Rice Avenue Oxnard, California 93030
PROXY FOR 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 24, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALAMP CORP.

The undersigned stockholder of CalAmp Corp. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2008 Annual Meeting of Stockholders, and hereby appoints Frank Perna and Richard Gold, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on June 10, 2008 at the Annual Meeting of Stockholders to be held on July 24, 2008 and at any postponements or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES FOR DIRECTOR LISTED AND IN THE DISCRETION OF THE PROXIES ON MATTERS DESCRIBED IN ITEM 2 ON THE REVERSE SIDE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED ON REVERSE SIDE)